Exhibit 10.2

SUBLEASE

BETWEEN

MASSACHUSETTS BIOMEDICAL INITIATIVES, INC. (MBI)

AS SUB-LANDLORD

AND

RXi Pharmaceuticals, Corp.

AS SUB-TENANT

AT

Gateway Park, 60 Prescott Street, Worcester, MA 01605

The submission of unsigned copy of this document Sub-tenant for Sub-tenant’s consideration does not constitute an offer to lease the Premises or an option to or for the Premises. This document shall become effective and binding only upon the execution and delivery of this Sublease by both Sub-Landlord and Sub-tenant.

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MBI Life Science Incubators

Everything Needed to Grow a Life Science Business

Services provided include:

•	Laboratory set-up, including chemical storage cabinets, signs, labels, emergency equipment and information

•	Maintenance of MBI’s shared equipment

•	Use of existing permits and compliance and permitting assistance

•	Development and implementation of health and safety plans and employee training to comply with health and safety regulations

•	Business consulting with experienced technology managers

•	Informatics Center and Computing Resources

•	Access to conference rooms with A/V equipment

Recognizing that every company has different needs, assistance in procuring specialized equipment may also be available.

Costs

•	Gross Yearly Fee

•	Lease (% of Bldg. Use)

•	Common Area Usage

•	Services/Maintenance Included

•	Utilities (shared estimate)

•	Excludes Hazardous Waste or Material Removal

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SUB-TENANT AGREEMENT

This Sublease agreement is made this 1st day of October, 2012 between RXi Pharmaceuticals, Corp. (Sub-tenant) and Massachusetts Biomedical Initiatives, Inc. (Sub-Landlord), a Massachusetts Non For Profit Organization (NPO).

MBI Incubator Facility Site: Gateway Park, 60 Prescott Street, Worcester, MA 01605

Sub-Landlord: Massachusetts Biomedical Initiatives Landlord: Newgate Properties, LLC

Premises: Lab 133 and Office 111

Base Rent: $2,100 PER MONTH

Security Deposit: $2,100.00

Commencement Date: October 1, 2012

Lease Term: One (1) Year

Rent Adjustment Percentage: 3.5%

Permitted Use:

Sub-Landlord’s Address for Notice & Rent Payment: GATEWAY PARK, 60 PRESCOTT STREET, WORCESTER, MA 01605

The following Exhibits are attached hereto and incorporated by this reference:

Exhibit I-Floor Plan

Exhibit II-Shared Equipment List

Exhibit III-Sub-Landlord Insurance

Exhibit IV- Sub-tenant Insurance

Exhibit V- Health & Safety Requirements

Exhibit VI- Laboratory/Office Electrical Power Usage

Exhibit VII- Environmental Requirements

Exhibit VIII- Indemnification

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	13.3	Sub-tenant’s Insolvency	8
	13.4	Sub-Landlord’s Remedies	9

14.	Security		9

15.	Sublease Subject to Lease Covenants		9
	15.1	Landlord Lease	9
	15.2	Landlord Obligations	9
	15.3	Sub-tenant Obligations	9
	15.4	Lease Termination	9

16.	Benefits of Lease to Sub-tenant		9/10

17.	Landlord’s Performance of Lease Obligations		10
	17.1	Sub-Landlord to Preserve Lease	10
	17.2	Sub-tenant’s Right to Cure Lease	10

18.	Notice		10

19.	Modification: Severability: Construction		10

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SUBLEASE

This Sublease made as of the 1st day of October, 2012, between MASSACHUSETTS BIOMEDICAL INITIATIVES, INC., a Massachusetts not for profit organization having a usual place of business headquartered at GATEWAY PARK, 60 PRESCOTT STREET, WORCESTER, MA 01605, hereinafter called the “Sub-Landlord” and RXi Pharmaceuticals, Corp. hereinafter called the “Sub-tenant”.

WITNESSETH:

1. Premises.

1.1 Premises and Building. The Sub-Landlord leases to the Sub-tenant the following described premises: Lab 133 and Office 111 (such space with the additions described below hereinafter known as the “Premises”) in the building (the “Building”) at Gateway Park, 60 Prescott Street, Worcester, MA 01605 (Exhibit I).

2. Additional Premises and Areas.

(a) Sub-tenant, its employees and invitees shall have, in addition to the Premises, the use of the common entrances, halls, passages and stairways; common driveways and walks. Common areas shall also include the shared equipment rooms and receiving room that are common to all occupants of the Building, as well as the conference room, rest rooms, reception and all of the equipment associated with such areas.

(b) Also in addition to the Premises Sub-tenant shall have the right to use shared laboratory equipment as provided from time to time by Sub-Landlord (Exhibit II).

(c) Sub-tenant shall have the use of parking spaces, if applicable, in the parking facility as provided in Sub-Landlord’s separate agreement with Landlord.

3. Term. The term of this Sublease shall be for One (1) Year commencing on October 1, 2012 (the “Commencement Date”) and terminating on September 30, 2013.

4. Option Terms.

4.1 Options and Exercise. Provided Sub-tenant shall not be in default hereunder, Sub-tenant shall have, with Sub-Landlord’s agreement, the option to extend on a month to month basis and a continued 60 Day Termination Notice Requirement. Sub-tenant may exercise said option by giving Sub-Landlord written notice not less than sixty (60) days prior to the termination date of the original term. The Rent during each year of the Option Term shall be as determined under Section 5.

4.2 Continuing Agreement. Except for the provisions of this Section 4 granting options, all other terms of this Sublease shall apply to the Option Term and no further document need be executed to evidence the applicability of each of the other terms of this sub-lease.

5. Rent. Sub-tenant shall pay the Sub-Landlord Base Rent totaling $25,200.00 per year in advance monthly installments of $2,100.00 (“Monthly Rent”), prorated for any partial month in which the term commences or ends. The Rent for each Option Term shall be the sum of the Rent during the prior term (initial or option) of the sub-lease plus 3.5%. The first month rent is due upon execution of this lease agreement.

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6. Services and Utilities.

6.1 Benefits of Lease. Sub-tenant shall be entitled to all services and utilities to be provided by the Landlord to Sub-Landlord under the Lease.

6.2 Landlord and Sub-Landlord Obligations. The cost of the following Landlord’s and/or Sub-Landlord’s Obligations, whether performed directly by Sub-Landlord or obtained by Sub-Landlord under the Lease, shall be included in the Rent and without any extra charge to Sub-tenant.

(a) Common Area Maintenance. Landlord and/or Sub-Landlord shall maintain all common areas serving the Premises and the Building in good condition and repair, reasonably free of snow and ice and other hazards.

(b) Building Maintenance. Landlord shall be responsible to maintain and repair the structure of the Building, including the roof, foundation and mechanical, electrical and plumbing systems serving the Building and the Premises.

(c) Water. The Landlord shall furnish to the Premises, for Sub-tenant’s Use, hot and cold water.

(d) Insurance. Sub-Landlord shall provide insurance as specified in Exhibit III. The Sub-tenant is required to provide a policy with minimum limits of Commercial General Liability Insurance for the Sub-tenant’s premises/operations, Exhibit IV.

(e) Other Building Services. The Landlord and/or Sub-Landlord shall furnish basic building services, including office cleaning, perimeter security, adequate heating, ventilation and air conditioning, and electricity and other utilities (except as specifically provided by Sub-tenant below).

(f) Health and Safety Services. Sub-Landlord provides basic health and safety support as a condition of occupancy. Sub-tenant is required to comply with the requirements specified in the Memorandum of Understanding (Exhibit V).

(g) Covenant of Quiet Enjoyment. Landlord and Sub-Landlord covenants that Sub-tenant, upon payment of the rent herein reserved and upon the performance of all the terms and conditions of this Sub-lease, shall at all times during the Sub-Lease term peaceably enjoy the Premises without interference from the Sub-Landlord or from any other person.

6.3 Sub-tenant’s Obligations.

(a) Telephone. Sub-Landlord shall ensure each lab and/or office has been hard wired for telephone and Internet use. Activation of said lines/service is the responsibility of the Sub-tenant. Installation of an additional telephone lines and/or equipment, for the subtenant’s needs is the responsibility of the Sub-tenant with approval of Sub-Landlord.

(b) Postage. Postage and delivery services are the responsibility of each Sub-tenant to establish their own account.

(c) Third Party Services. Any other services not provided by MBI under this Sublease or by unrelated third parties on Sub-Landlord’s account will be charged to Sub-tenant as and when incurred. Sub-tenant shall also pay Sub-Landlord the direct cost of any disposal, re-certification and decontamination of Sub-tenant’s laboratory, including chemicals, radioactive materials and infectious materials.

(d) Covenant to Pay Rent. The Sub-tenant covenants that it will pay the Rent at the times and in the manner provided herein without delay.

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7. Use and Condition of Premises.

7.1 Sub-tenant’s Use. The Sub-tenant shall use and occupy the Premises throughout the term, solely for the purpose of laboratory research and development (“Sub-tenant’s Use”), including all of the services and functions ordinarily incident thereto.

7.2 Attachment to Walls Prohibited. The hanging of pictures, posters, white boards, etc. with nails or hooks is prohibited unless authorized by MBI personnel. If any damage is incurred due to unauthorized hanging of the above mentioned items, damage will be assessed and repair cost will be the responsibility of the Sub-tenant.

7.3 Laboratory/Office Electrical Power Usage/Surcharges. Sub-tenant shall comply with the power usage rules and regulations attached as Exhibit VI.

7.4 Laboratory Equipment.

(a) Factors such as laboratory size, electrical capacity, or HVAC capacity will limit the amount of equipment which can be stored in each laboratory. Sub-Landlord along with Sub-tenant will determine the amount of equipment that can be stored in each laboratory upon initial occupancy. All additional equipment must be approved by Sub-Landlord staff, which approval will not be unreasonably withheld, conditioned or delayed. Sub-Landlord will not be held responsible for unapproved equipment that exceeds a laboratory’s capacity or HVAC capabilities.

(b) Most laboratories are equipped with Biosafety Cabinets and/or Chemical Fume Hoods for tenant exclusive. Such equipment will be certified and decontaminated prior to occupancy. On an annual basis, MBI will coordinate re-certification of each piece of equipment and the tenant will be responsible for costs associated with this annual re-certification while occupying the space. Upon vacancy of the laboratory, tenant will also be responsible for the re-certification and decontamination fees.

8. Compliance with Laws. The Sub-tenant shall conduct its business on the Premises in a reasonable and satisfactory manner. The Sub-tenant shall further conform to reasonable rules and regulations now or hereafter established by the Sub-Landlord for the general comfort and convenience of all tenants in the Building. The Sub-tenant, at its sole expense, shall obtain all licenses or permits which may be required for the conduct of its business within the terms of this Sublease. Any special and/or additional permit requirements that are a direct result of Sub-tenant’s operations will be the responsibility of the Sub-tenant with the assistance of Sub-Landlord Health & Safety personnel (Exhibit VII).

9. Sub-tenant’s Risk; Insurance.

9.1 Sub-tenant’s Risk. It is expressly agreed by the parties that all merchandise and property of any kind which may be on the Premises during the continuance of this Sublease is to be at the sole risk and hazard of the Sub-tenant. Sub-tenant acknowledges that Sub-Landlord recommends that Sub-tenant carry its own property insurance, including endorsements for “special causes of loss.”

9.2 Waiver of Subrogation. Sub-tenant and Sub-Landlord hereby waive any and all rights of recovery which each might otherwise have against the other, its agents, employees and other persons for whom the waiving party may be responsible for any loss or damage to Sub-tenant’s or Sub-Landlord’s property (real or intellectual) or improvements in the Premises which are covered by any policy of insurance maintained or required to be maintained by the waiving party (or, if the waiving party does not maintain insurance and is not required to maintain insurance, then from casualties covered by fire and broad form extended coverage, including vandalism and malicious mischief) even though the loss or damage results from the negligence, willful act or default under the terms of this Sublease by a party, its agents, employees, contractors, or other persons for whom such party may be responsible. Each policy of insurance maintained by Sub-tenant or Sub-Landlord with respect to the Premises or with respect to each party’s property or improvements therein shall include provisions by which the insurance carrier(s) (a) waive(s) all rights of subrogation against the other party (and against all those for whom the other party may be legally responsible) on account of any loss payable under the policy and (b) agree(s) that the policy will not be invalidated because the insured (in writing and prior to the occurrence of any loss under the policy) has waived part or all of its right(s) of recovery against any party on account of any loss or damage covered by the policy. If Sub-tenant or Sub-Landlord is unable to procure the inclusion of either of the clauses described in the next preceding sentence, such party shall name the other as an additional insured in the policy (Exhibit VIII).

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10. Further Covenants of Sub-tenant.

10.1 Alterations and Improvements. Sub-tenant agrees not to make any alterations or improvements to the Premises without first obtaining the written consent of the Sub-Landlord.

10.2 Assignment. The Sub-tenant shall not assign this Sublease, or further sublet, or part with the possession of the whole or part of the Premises without first obtaining the written consent of the Sub-Landlord.

10.3 Signs. Sub-tenant shall not place any signs upon the Building of which the Premises are a part without prior written approval of Sub-Landlord and Over-Landlord.

11. Destruction of Premises. Should the Premises be damaged or destroyed by fire or other casualty, and said Premises cannot be repaired within ninety (90) days, then the Sub-tenant may by written notice to the Sub-Landlord given within said ninety (90) days elect to terminate this Sublease. In any event, Sub-Landlord or Landlord may at its option notify Sub-tenant of the termination of this Sublease in the event of total destruction of the Premises, the inability of Landlord to repair within said ninety (90) days, or in the event the Sub-Landlord or Landlord reasonably determines that repair of the Premises is not economically feasible. If the Premises are untenantable there shall be an abatement of rent proportionate to the time during which the Premises are untenantable and to the area which is not occupied by the Sub-tenant for such period.

12. Condemnation. If the whole of the Premises, or such portion thereof as will make the Premises unsuitable for the purposes herein leased, is condemned for any public use or purpose, then in either of such events this Sublease shall cease from the time when possession is taken by such public authority and rent shall be accounted for between the Sub-Landlord and the Sub-tenant as of the date of the surrender of possession. No part of any award shall belong to the Sub-tenant except for any relocation expenses separately awarded to Sub-tenant.

13. Default.

13.1 Default of Rent Payment. Upon failure of Sub-tenant to pay rent or additional rent within ten (10) days after its due date, Sub-Landlord will give Sub-tenant written notice of default. Thereafter, upon failure of Sub-tenant to pay such rent within ten (10) days after the due date, Sub-Landlord may terminate the Lease and exercise its remedies under Section 13.4.

13.2 Other Defaults. If there shall be default in the performance of any other covenant, agreement, condition, rule, or regulation herein contained on the part of the Sub-tenant for more than thirty (30) days (or such longer time as is reasonably necessary to cure such default, provided Sub-tenant commences curing within thirty (30) days after notice) after written notice of such default by the Sub-Landlord, this Lease, if the Sub-Landlord so elects by notice to the Sub-tenant, shall thereupon be terminated.

13.3 Sub-tenant’s Insolvency. It is hereby covenanted and agreed that this Lease and all the rights of the Sub-tenant hereunder shall, at the option of the Sub-Landlord, cease and terminate upon said Sub-tenant filing a voluntary or involuntary petition in bankruptcy, or said Sub-tenant being adjudged bankrupt by any court, or taking advantage of any insolvency act, or upon the Sub-tenant making any assignment for the benefit of creditors, or upon the appointment of a state court receiver or trustee; and, in any such event, the Sub-Landlord shall have a right to enter the Premises and eject the Sub-tenant or anyone acting for said Sub-tenant without being responsible for any damages either in tort, contract, or otherwise, to the Sub-tenant or anyone acting for the Sub-tenant; provided, however, that Sub-Landlord’s rights or options under this paragraph shall not arise with respect to any involuntary proceeding unless the same shall not have been dismissed or terminated within ninety (90) days of its commencement.

13.4 Sub-Landlord’s Remedies. Upon termination of this Lease, the Sub-Landlord shall have the right to reenter or repossess the Premises, either by summary process, proceedings, surrender, or otherwise, and dispossess and remove therefrom the Sub-tenant, or other occupants thereof. In such case, the Sub-Landlord may, at its option, relent the Premises or any part thereof, and the Sub-tenant shall pay the Sub-Landlord the

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difference between the rent hereby reserved and agreed to be paid by the Sub-tenant for the portion of the term remaining at the time of reentry or repossession and the amount, if any, received or to be received under such relating for such portion of the term less all costs incurred by Sub-Landlord for such relating. Any and all remedies or proceedings are considered cumulative and not exclusive.

14. Security. As security for the performance of the Sub-tenant’s covenants herein, the Sub-tenant shall pay to the Sub-Landlord upon the execution of this Lease the sum of $2,100.00 which amount shall be held by the Sub-Landlord according to law and shall be paid back to the Sub-tenant without interest thirty (30) days after the Sub-tenant vacates the Premises, less any amounts owed to the Sub-Landlord by the Sub-tenant. Sub-Landlord personnel will assess the condition of the space upon Sub-tenant’s vacating leased space. If any damage has been incurred above and beyond normal wear and tear, repair costs will be deducted from the security deposit. This includes standard laboratory decontaminating of chemical hazards, biological hazards, and biosafety cabinet if present.

15. Sublease Subject to Lease Covenants.

15.1 In addition to the terms, conditions and provisions of this Sublease, Sub-tenant acknowledges and agrees that this Sublease is subject to each and every term, condition, and provision of the Lease and of the rights of Landlord thereunder.

15.2 It is understood and agreed (i) that Sub-Landlord, except as otherwise provided herein, shall not be liable for the performance of any of the obligations of the Landlord under the Lease; (ii) that Sub-tenant shall have no claim against Sub-Landlord by reason of any default in fulfilling such obligations upon the part of the Landlord unless such default results from Sub-Landlord’s being in default under the Lease and not due to a default of Sub-tenant hereunder, or from Sub-Landlord’s willful misconduct; (iii) that Sub-Landlord further agrees to send any notices reasonably requested by the Sub-tenant to the Landlord pursuant to the terms of the Lease, provided said notices are received from Sub-tenant in writing and within reasonable time to allow Sub-Landlord to satisfy the time requirements for sending such notice under the terms of the Lease.

15.3 Sub-tenant will fully and faithfully perform the terms and conditions of the Sublease on its part to be performed, and in addition thereto, Sub-tenant will not do or cause to be done or suffer or permit any act or thing to be done which would or might cause the Sublease or the rights of Sub-Landlord as Tenant under the Lease to be endangered, cancelled, terminated, forfeited, or surrendered, or which would or might make Sub-Landlord liable for any damages, claim or penalty, and, in such event, Sub-tenant agrees, as an express inducement for Sub-Landlord entering into this Sublease, that if there is any conflict between the provisions of this Sublease and the provisions of the Lease which would permit Sub-tenant to do or cause to be done or suffer or permit any act or thing to be done which is prohibited by the Lease, then the provisions of the Lease shall prevail. Sub-Landlord hereby represents that the entrance into and performance of this Sublease is permitted under the Lease.

15.4 If the Lease is terminated, the Sublease shall terminate simultaneously, and any unearned rent paid, in advance, shall be refunded to the Sub-tenant, provided that such termination is not the result of a breach of the Sub-tenant of the Sublease. Upon default of the Sub-Landlord under the Lease which has not been cured within applicable grace periods and receipt of notice from the Over-Landlord, the Sub-tenant shall forward payments of rent and all other charges due under the Sublease directly to the Over-Landlord.

16. Benefits of Lease to Sub-tenant. The Sub-tenant shall be entitled to the furnishing of services and performance of repairs which Landlord is and may be obligated to furnish or make to or in the Premises pursuant to the terms of the Lease. Sub-tenant’s obligations hereunder shall not be impaired nor shall the performance thereof be excused because of any failure or delay on Landlord’s part in furnishing such services or in performing such repairs or restorations, unless such failure or delay results from Sub-Landlord being in default under the Lease.

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17. Landlord’s Performance of Lease Obligations.

17.1 Sub-Landlord to Preserve Lease. Sub-Landlord agrees that during the term of this Sublease, Sub-Landlord will perform the terms and conditions of the Lease on its part to be performed, except as otherwise provided herein, and Sub-Landlord will not cause the Lease to be canceled, terminated, forfeited or surrendered as a result of any action or inaction by Sub-Landlord with respect to an obligation of Sub-Landlord under the Lease over which Sub-Landlord has control and which has not been assumed by Sub-tenant pursuant to this Sublease. Sub-Landlord shall have no liability or responsibility to Sub-tenant as a result of a termination of the Lease unless such termination results from any action or inaction by Sub-Landlord with respect to an obligation of Sub-Landlord under the Lease over which Sub-Landlord control has and which has not been assumed by Sub-tenant pursuant to this Sublease.

17.2 Sub-tenant’s Right to Cure Lease. Sub-Landlord agrees that, if Sub-Landlord shall be in default of any of the affirmative obligations to be paid or performed by Sub-Landlord as tenant under the Lease and if Sub-Landlord shall fail to commence to correct such default within the cure period provided for in the Lease and shall not be diligently pursuing such correction to completion, then Sub-tenant may correct such default for the account of Sub-Landlord, and Sub-Landlord shall reimburse Sub-tenant for any amounts reasonably expended or incurred by Tenant in so doing.

18. Notice. Except as specifically provided otherwise, any notice required to be given to Sub-tenant shall be deemed given if delivered by hand or mailed by certified or registered mail Any notice to Sub-Landlord shall be so delivered or mailed to Sub-Landlord at 60 Prescott Street, Worcester, Massachusetts 01605. Either party may designate by notice in writing a different such address for notice.

19. Modification; Severability; Construction. This Sublease contains the entire agreement between the parties and shall not be modified in any manner except by an instrument in writing executed by the parties. If any term or provision of this Sublease or the application thereof to any person or circumstance shall, to the extent, be invalid or unenforceable, the remainder of this Sublease, or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby and each term and provision of this Sublease shall be valid and be enforced to the fullest extent permitted by law. This Sublease shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. This Sublease is not to be construed against any of the parties as having been prepared by such party. The captions to the paragraphs are used only as a matter of convenience and are not to be considered a part of this agreement or to be used in determining the intent of the parties to it. This Sublease shall not be recorded.

IN WITNESS WHEREOF, the parties have caused these presents to be signed, sealed and delivered as of the date first written above.

Sub-Landlord:			Sub-Tenant:
Massachusetts Biomedical Initiatives, Inc.			RXi Pharmaceuticals, Corp.

By:	/s/ Kevin O’Sullivan	By:	/s/ Geert Cauwenbergh
	Kevin O’Sullivan, President & CEO		Geert Cauwenbergh, President & CEO

DATE:	6/28/2012		DATE:	6/27/2012

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Exhibit I

Floor Plan

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Exhibit II

Shared Equipment Available for Use by All Tenant Companies

DI Water

Autoclave

Glasswasher

Ice Machine

Cold Room

-80 Freezers

Refrigerators/Freezers

Centrifuge

Lab Equipment Provided by MBI

Fume Hood

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Exhibit III

Sub-Landlord Insurance

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Exhibit IV

Subtenant Insurance Coverage

Gateway Park

60 Prescott Street

Worcester, MA 01605

It is the established risk management policy of Massachusetts Biomedical Initiatives (MBI) to require our Subtenants to carry minimum limits of Commercial General Liability Insurance for the Subtenant’s premises/operations. The Subtenant’s insurance coverage should be endorsed to include the Sublandlord as “additional insured” in order to offer the Sublandlord protection on a primary basis arising from Subtenant’s premises/operations within the demised premises.

MBI requires an Innovation Center tenant/company to carry the following minimum insurance coverage during their term within a MBI Innovation Center facility.

Article I.	Commercial General Liability

Limits to $1,000,000 each occurrence/$3,000,000 aggregate for Bodily Injury and Property damage combined.

Article II.	Workers Compensation-Employer’s Liability

Benefits in accordance with Massachusetts Statute. Employer’s Liability with limits of at least $100,000 each account; $500,000 Disease-policy limits; $100,000 Disease each employee.

Subtenants should also carry property insurance for their own benefit covering their own Business Personal Property for damage caused by “special causes of loss.”

Each Subtenant is required to provide certificates of Insurance evidencing Commercial General Liability and Worker’s Compensation annually to MBI.

Article III.	Property Insurance

Subtenants will carry property insurance for their own benefit insuring their own Business Personal Property for damage caused by “special causes of loss.” Such insurance should be in an amount equal to the replacement cost of Subtenants Business Personal Property.

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Exhibit V

Health & Safety Requirements

It is the policy of MBI to provide employees of subtenant companies with a safe and healthy working environment. A comprehensive health and safety program is established at each Subtenant company. These programs are established by Subtenant company personnel and MBI occupational health and safety staff. They include policies and procedures required by the Subtenant company, MBI, and regulatory agencies.

The Occupational Health and Safety Administration (OSHA) requires employers to be responsible for the health and safety of their employees. Therefore, each company must maintain this responsibility for their employees. MBI cannot be fully responsible for satisfying that role. MBI enables each Subtenant company to meet minimum requirements by providing:

•	Training and education

•	Technical assistance

•	Properly equipped and maintained laboratories

•	Assistance in obtaining licenses and permits

•	Occupational health clinics for employee medical service resources

•	Chemical and infectious waste disposal resources

•	Equipment maintenance service resources

•	Hazardous materials shipping resources

To provide a safe working environment for all individuals in the MBI facilities, the following are required of tenant companies:

Prior to using chemicals and/or infectious materials in the laboratory:

•	A Health and Safety Manual must be adopted and implemented. A template MBI Health & Safety manual is provided to each tenant company.

•

Each Subtenant company must designate an employee or employees to develop and implement their health and safety program, with assistance provided by MBI occupational health and safety staff. One or more individuals must serve as a Chemical Hygiene Officer, a Biological Safety Officer (if infectious materials are used), and a Radiation Safety Officer (if radioactive materials are used). These individuals work with MBI occupational health and safety staff to ensure that policies and procedures are implemented by employees of the Subtenant company.

•

New employees must receive basic training on their first day of employment. Non-laboratory employees receive training regarding the Emergency Evacuation Plan for the facility. Laboratory employees also receive chemical safety, biosafety, and radiation safety training, depending on their use of chemicals, infectious materials, and radioactive materials in the lab. MBI periodically offers training designed to meet these needs.

•

New employees who will be working with blood or other infectious materials must be offered the hepatitis B vaccination series within 10 working days of initial assignment to work involving these materials, unless the employee has had previous HBV vaccination, the antibody testing has revealed that the employee is immune, or the vaccine is contraindicated for medical reasons. Healthcare professionals recommend that employees receive the second shot in the three vaccination series before working with infectious materials. MBI has arrangements with an occupational health clinic for this service.

•

A Respirator Qualification Exam must be provided for all employees who will be expected to clean up spills involving chemicals and infectious materials. A healthcare provider must determine if employees are medically able to wear the respirators provided at MBI. Once the employee is found to be able to wear a respirator, MBI Health & Safety staff will fit-test the employee to determine the appropriate respirator size. MBI Health & Safety staff assists in coordinating medical exams, training and fit tests.

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While the Subtenant company is in the MBI facility:

•	Policies and procedures outlined in the MBI Health and Safety Manual must be followed.

•	MBI occupational health and safety staff must be informed of all health and safety issues.

•	All tenant company lab and support personnel including temporary workers must meet the minimum training medical surveillance and other requirements in the MBI Health & Safety manual.

MBI shall not be held liable for any injuries, claims, losses, expenses or damages whatsoever arising out of or in any way related to any Subtenant company’s failure to oversee the health and safety of its employees or to adhere to its health and safety program. In addition, MBI shall not be held liable for any injuries, claims, losses, expenses or damages whatsoever arising out of or in any way related to the failure of any Subtenant company’s employee to comply with the health and safety training provided by MBI personnel or any other party. It is understood by all Subtenant companies that any injuries, claims, losses, expenses or damages whatsoever incurred by employees of the Subtenant companies will be the sole responsibility of the Subtenant company and not that of MBI. It is further agreed and understood that in providing the foregoing services to Subtenant companies, MBI is acting solely as an independent contractor of the Subtenant companies and not as their agents. In no way shall MBI’s provision of services to Subtenant companies be construed to establish any partnership, joint venture, or principal-agent relationships between MBI and any Subtenant company.

The Subtenant Company accepts the above terms and agrees to follow these policies while in the MBI facility.

/s/	Geert Cauwenbergh	June 27, 2012

Geert Cauwenbergh, President & CEO		Date

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EXHIBIT VI

Laboratory/Office Electrical Power Usage

1.	Please note that all MBI Incubator Center Laboratories are equipped with adequate power for general incubator lab consumption and use.

2.	Backup power is available at the Gateway Park and Biotech Three facilities.

3.	All Subtenant companies are required to provide MBI Health & Safety & Operations personnel a specific equipment list in order to gauge electric draw and wattage.

4.	Any modifications or changes in equipment use during tenancy must be reported and approved by MBI.

5.	Subtenant is responsible for charges incurred for labor and materials and for any additional electrical requests such as but not limited to power outlets, breakers, sensor equipment etc.

6.	All MBI Incubator Center offices are equipped with standard outlets.

7.	MBI’s licensed electrician must perform any additional electrical work needed.

8.	Any additional equipment beyond the standard may affect the climate control. MBI will not assume responsibility for excessive heat-repercussions due to additional equipment.

9.	If a portable air conditioner is required as a result of additional equipment installed beyond the standard equipment, there may be a charge to Subtenant based on usage.

10.	All portable space heater or air conditioning unit usage must be approved by MBI health & safety personnel.

11.	Given the rise in energy costs, we may find it necessary to ask our tenants to share in a reasonable increase of energy expenses. Thus, the subtenant will pay a share of these increases based upon the portion of the facility that each tenant leases. The portion for RXi Pharmaceuticals, Corp is 9% of the total MBI space at the Gateway Park, 60 Prescott Street, Worcester, MA facility.

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EXHIBIT VII

Environmental Requirements

Prohibition/Compliance: Sub-tenant shall not cause or permit any Hazardous Materials (as hereinafter defined) to be brought upon, kept, used, stored, handled, treated, generated in or about, or released or disposed of from, the Premises or the Project in violation of applicable Environmental Requirements (as hereinafter defined) by Sub-tenant or any Sub-tenant Party. If Sub-tenant breaches the obligation stated in the preceding sentence, or if the presence of Hazardous Materials in the Premises during the Term or any holding over results in contamination of the Premises, the Project or any adjacent property or if contamination of the Premises, the Project or any adjacent property by Hazardous Materials brought into, kept, used, stored, handled, treated, generated in or about, or released or disposed of from, the Premises by anyone other than Sub-landlord and Sub-landlord’s employees, agents and contractors otherwise occurs during the Term or any holding over, Sub-tenant hereby indemnifies and shall defend and hold Sub-landlord, its officers, directors, employees, agents and contractors harmless from any and all actions (including, without limitation, remedial or enforcement actions of any kind, administrative or judicial proceedings, and orders or judgments arising out of or resulting therefrom), costs, claims, damages (including, without limitation, punitive damages and damages based upon diminution in value of the Premises or the Project, or the loss of, or restriction on, use of the Premises or any portion of the Project), expenses (including, without limitation, attorneys’, consultants’ and experts’ fees, court costs and amounts paid in settlement of any claims or actions), fines, forfeitures or other civil, administrative or criminal penalties, injunctive or other relief (whether or not based upon personal injury, property damage, or contamination of, or adverse effects upon, the environment, water table or natural resources), liabilities or losses (collectively, “Environmental Claims”) which arise during or after the Term as a result of such contamination. This indemnification of Sub-landlord by Sub-tenant includes, without limitation, costs incurred in connection with any investigation of site conditions or any cleanup, treatment, remedial, removal, or restoration work required by any federal, state or local Governmental Authority because of Hazardous Materials present in the air, soil or ground water above, on, or under the Premises. Without limiting the foregoing, if the presence of any Hazardous Materials on the Premises, the Project or any adjacent property caused or permitted by Sub-tenant or any Sub-tenant party results in any contamination of the Premises, the Project or any adjacent property, Sub-tenant shall promptly take all actions at its sole expense and in accordance with applicable Environmental Requirements as are necessary to return the Premises the Project or any adjacent property to the condition existing prior to the time of such contamination provided that Sub-landlord’s approval of such action shall first be obtained, which approval shall not unreasonably be withheld so long as such actions would not potentially have any material adverse long-term or short-term effect on the Premises or the Project.

Copyright © Massachusetts Biomedical Initiatives. All Rights Reserved

EXHIBIT VIII

Indemnification

Sub-tenant hereby indemnifies and agrees to defend, save and hold Sub-landlord harmless from an against any and all Claims for injury or death to persons or damage to property occurring within or about the Premises, arising directly or indirectly our of Sub-tenant’s use or occupancy of the Premises or a breach or default of Sub-tenant in the performance of any of its obligations hereunder, unless caused by the willful misconduct or negligence of Sub-landlord. Sub-landlord shall not be liable to Sub-tenant for, and Sub-tenant assumes all risk of damage to, personal property (including, without limitations, loss of records kept within the Premises). Tenant further hereby irrevocably waives any and all Claims for injury to Sub-tenant’s business or loss of income relating to any such damage or destruction of personal property (including, without limitation, any loss of records), unless caused by the willful misconduct or negligence or Sub-Sub-landlord. Sub-Sub-landlord shall not be liable for any damages arising from any act, omission or neglect of any Sub-tenant in the Project or of any other third party.

Copyright © Massachusetts Biomedical Initiatives. All Rights Reserved